Exhibit 10-C

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the "Committee") and/or the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), with respect to the compensation of the Company’s named executive officers and directors.

1. 2016 Base Salary

The Committee increased the base salaries of each of the named executive officers set forth below to keep each of their respective salaries competitive and, in the case of Mr. Scibetta, to reflect his promotion to Chief Merchandising Officer, as well as his leadership of our new product initiatives and his achievements related to successfully managing our inventories in a difficult retail environment. The following base salaries are effective for the Company’s named executive officers for fiscal 2016:

Name	Title	Base Salary

Clifton E. Sifford	President and Chief Executive Officer	$625,000

W. Kerry Jackson	Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer	$535,600

Timothy T. Baker	Executive Vice President - Store Operations	$515,000

Carl N. Scibetta	Executive Vice President – Chief Merchandising Officer	$450,000

2. Grants of Restricted Stock

The Committee approved grants of restricted stock to the Company's named executive officers and other key personnel under the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan (the “2000 Plan”). Grants to the Company's named executive officers were as follows:

Name	Time-Based Restricted Shares Awarded	Performance-Based Restricted Shares Awarded
Clifton E. Sifford	8,726	30,281
W. Kerry Jackson	4,994	20,187
Timothy T. Baker	4,254	16,150
Carl N. Scibetta	4,827	16,150

The performance-based restricted shares will vest on March 31, 2019 if the Company achieves a specified level of annual earnings per diluted share in any of fiscal 2016, 2017 or 2018 and the named executive officer maintains continuous service with the Company through March 31, 2019. As a result of the improvement in the Company’s financial performance and the success of its multi-channel initiatives in fiscal 2015, the time-based restricted shares were granted to recognize each named executive officer’s level of performance and job responsibility in fiscal 2015 and for retention purposes. One-half of the time-based restricted shares will vest at the end of each of fiscal 2016 and fiscal 2017, provided the named executive officer maintains continuous service with the Company through that date.

3. Annual Incentive Compensation for Fiscal 2016

The Committee established the performance criteria and targets for the fiscal 2016 bonus payable in fiscal 2017 under the Company's 2016 Executive Incentive Compensation Plan. The performance criterion is operating income before bonus expense. Subjective factors based on an executive's individual performance can reduce an executive's bonus. As Chief Executive Officer, Mr. Sifford's bonus target is 80% of his salary but he can earn up to 125% of his salary if all performance targets are met. The bonus target for Messrs. Baker, Jackson, and Scibetta is 60% of their salary but they can earn up to 100% of their salary if all performance targets are met.

4. Director's Compensation

The Company pays to non-employee Directors an annual cash retainer of $45,000. Committee chairs receive an additional annual cash retainer as follows: $15,000 for the Audit Committee and $7,500 each for the Compensation Committee and the Nominating and Corporate Governance Committee. The Company’s Lead Director receives additional annual compensation of $3,000. All amounts paid to the non-employee Directors are to be paid quarterly in arrears. The Company also reimburses all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.

Non-employee Directors will annually receive restricted shares valued at $45,000 as of the date of grant under the 2000 Plan. The restrictions on the shares lapse on January 2nd of the year following the year in which the grant was made.